Exhibit 99.1

STAAR Surgical Announces Approval by the FDA

of the Visian Toric ICL for the Correction of

Myopia with Astigmatism

MONROVIA, CA, September 13, 2018---STAAR Surgical Company (NASDAQ: STAA), a leading developer, manufacturer and marketer of implantable lenses and companion delivery systems for the eye, is today announcing that the FDA has granted approval of the PMA Supplement for the Visian Toric ICL for the correction of myopia with astigmatism.

This approval represents a meaningful expansion of the Implantable Collamer® Lens (ICL) product line for the correction of refractive error in patients with both myopia and astigmatism which are common conditions in the United States (US). Astigmatism affects approximately 30 percent of the population. 1

The ICL in both spherical and toric designs has been associated with significant improvements in quality of life. Patients have described ICL surgery as “life changing” or wished they had opted for the surgery sooner 2. The approval of the Visian Toric ICL is also an important step towards the future availability of advanced ICL models in the US, such as the EVO/EVO+ Toric ICL.

“FDA’s approval of STAAR’s Visian Toric ICL in the US provides an exciting treatment option for myopic patients with astigmatism in search of visual freedom. We are thrilled to be able to offer this lens in the United States and look forward to officially making the Visian Toric ICL available to U.S. Surgeons for their patients on November 1st, 2018”, said Caren Mason, President & CEO.

INDICATIONS:

The Directions for Use (DFU) lists the indications as: The Visian TICL is indicated for use in patients 21– 45 years of age:

1. for the correction of myopic astigmatism with spherical equivalent ranging from -3.0 D to ≤ -15.0 D (in the spectacle plane) with cylinder (spectacle plane) of 1.0 D to 4.0 D in the spectacle plane.

2. for the reduction of myopic astigmatism with spherical equivalent ranging from greater than -15.0 D to -20.0 D (in the spectacle plane) with cylinder (spectacle plane) 1.0 D to 4.0 D in the spectacle plane.

3. with an anterior chamber depth (ACD) of 3.00 mm or greater, when measured from the corneal endothelium to the anterior surface of the crystalline lens and a stable refractive history (within 0.5 D for both spherical equivalent and cylinder for 1 year prior to implantation).

4. The Visian TICL is intended for placement in the posterior chamber (ciliary sulcus) of the phakic eye.

1 2017 Refractive Surgery Report: A Global Analysis from 2016 – 2022, Market Scope December 2017

2 Ieong A.et al, Quality of Life in High Myopia before and after Implantable Collamer Lens Implantation. Ophthalmology 2010;117:2295-2300

About STAAR Surgical

STAAR, which has been dedicated solely to ophthalmic surgery for over 30 years, designs, develops, manufactures and markets implantable lenses for the eye with companion delivery systems. These lenses are intended to provide visual freedom for patients, lessening or eliminating the reliance on glasses or contact lenses. All of these lenses are foldable, which permits the surgeon to insert them through a small incision. STAAR’s lens used in refractive surgery is called an Implantable Collamer® Lens or “ICL”, which includes the EVO Visian ICL™ product line. More than 900,000 Visian ICLs have been implanted to date. To learn more about the ICL go to: www.discovericl.com. STAAR has approximately 400 full-time equivalent employees and markets lenses in over 75 countries. Headquartered in Monrovia, CA, the company operates manufacturing facilities in Aliso Viejo, CA and Monrovia, CA. For more information, please visit the Company’s website at www.staar.com.

Forward-Looking Statements

This news release contains forward-looking statements.  These statements include but are not limited to statements regarding the commercial significance of the Visian Toric ICL in the US market.  Forward-looking statements are based on our management’s current expectations or beliefs regarding future events or circumstances, and you should not place undue reliance on these statements.  Such statements involve known and unknown risks, uncertainties, assumptions and other factors, many of which are out of STAAR’s control and difficult to forecast that may cause actual results to differ materially from those that may be described or implied in the forward-looking statements.  STAAR cannot be certain about the commercial success of the Visian Toric ICL in the US market.  For a discussion of certain other risks, uncertainties and other factors affecting the statements contained in this news release, see STAAR’s Annual Report on Form 10-K for the year ended December 29, 2017, under the caption “Risk Factors,” which is on file with the SEC and available in the “Investor Information” section of STAAR’s website under the heading “SEC Filings”.  Except as required by law, STAAR assumes no, and hereby disclaims any, obligation to update any of the foregoing or any other forward-looking statements.  STAAR nonetheless reserves the right to make such updates from time to time by press release, periodic report or other method of public disclosure without the need for specific reference to this news release.  No such update shall be deemed to indicate that other statements not addressed by such update remain correct or create an obligation to provide any other updates.

CONTACT:	Investors & Media

EVC Group

Brian Moore, 310-579-6199

Doug Sherk, 415-652-9100

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